SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT
This SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT, dated as of
March 22, 2021 (this “Amendment”), is entered into by and among CAC Warehouse Funding LLC V, a Delaware limited liability company (the “Borrower”), Credit Acceptance Corporation, a Michigan corporation (“Credit Acceptance”, the “Originator”, the “Servicer” or the “Custodian”), and Fifth Third Bank, National Association, as the lender (the “Lender”), as the deal agent (the “Deal Agent”) and as the collateral agent (the “Collateral Agent”).

Reference is hereby made to the Loan and Security Agreement, dated as of September 15, 2014 (the “Original Loan and Security Agreement”), as amended by the First Amendment to Loan and Security Agreement, dated as of June 11, 2015 (“Amendment No. 1”), the Second Amendment to Loan and Security Agreement, dated as of August 18, 2016 (“Amendment No. 2”), the Third Amendment to Loan and Security Agreement, dated as of August 15, 2018 (“Amendment No. 3”), the Fourth Amendment to Loan and Security Agreement, dated as of July 16, 2019 (“Amendment No. 4”), and the Fifth Amendment to Loan and Security Agreement, dated as of December 16, 2020 (“Amendment No. 5”, and together with the Original Loan and Security Agreement, Amendment No. 1, Amendment No. 2, Amendment No. 3 and Amendment No. 4, the “Agreement”), among the Borrower, Credit Acceptance, the Lender, the Deal Agent, the Collateral Agent and Systems & Services Technologies, Inc., a Delaware corporation, as the backup servicer (the “Backup Servicer”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Agreement.

W I T N E S S E T H :
WHEREAS, the Borrower, Credit Acceptance, the Lender, the Deal Agent, the Collateral Agent and the Backup Servicer have previously entered into and are currently party to the Agreement; and

WHEREAS, the Borrower, Credit Acceptance, the Lender, the Deal Agent and the Collateral Agent wish to amend the Agreement pursuant to Section 14.1 thereof in certain respects as provided herein;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
SECTION 1. Amendments. Subject to the conditions to effectiveness set forth in Section 2 below, the Agreement is hereby amended by deleting the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and adding the inserted text (indicated in the same manner as the following example: inserted text) as set forth on the pages of the Agreement attached as Exhibit A hereto.

SECTION 2. Conditions to Effectiveness of Amendment. The effectiveness of this Amendment is subject to the conditions precedent that the Deal Agent shall have received executed counterparts of (i) this Amendment from each party hereto and (ii) an Account Control Agreement with respect to the Collection Account and the Reserve Account (each as defined in the Agreement, as amended by this Amendment) from each party thereto.

SECTION 3. Representations of the Borrower and Credit Acceptance. Each of the Borrower and Credit Acceptance hereby represents and warrants to the other parties hereto that as of the date hereof each of the representations and warranties contained in Article IV of the Agreement and in any other Transaction Document to which it is a party are true and correct as of the date hereof and after giving effect to this Amendment (except to the extent that such representations and warranties relate solely to an earlier date, and then that they are true and correct as of such earlier date) and that no Termination Event has occurred and is continuing as of the date hereof and after giving effect to this Amendment.

SECTION 4. Agreement in Full Force and Effect. Except as expressly set forth herein, all terms and conditions of the Agreement shall remain in full force and effect. Reference to this specific Amendment need not be made in the Agreement, the Note or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

SECTION 5. Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which so executed shall be deemed an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 6. Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

SECTION 7. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

[SIGNATURE PAGES TO FOLLOW]

2

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to Loan and Security Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

CAC WAREHOUSE FUNDING LLC V

By: /s/ Douglas W. Busk     Name: Douglas W. Busk
Title:    Chief Treasury Officer

CREDIT ACCEPTANCE CORPORATION

By:/s/ Douglas W. Busk     Name: Douglas W. Busk
Title:    Chief Treasury Officer

FIFTH THIRD BANK, NATIONAL
ASSOCIATION, as Lender, Deal Agent and Collateral Agent

By:/s/ Steven Maysonet     Name: Steven Maysonet
Title: Director

[Sixth Amendment to Loan and Security Agreement]

Exhibit A [see attached]

U.S. $125,000,000

LOAN AND SECURITY AGREEMENT

dated as of September 15, 2014 among
CAC WAREHOUSE FUNDING LLC V
as the Borrower

CREDIT ACCEPTANCE CORPORATION
as the Servicer and Custodian

FIFTH THIRD BANK, NATIONAL ASSOCIATION
as the Lender, the Deal Agent and the Collateral Agent and
SYSTEMS & SERVICES TECHNOLOGIES, INC.
as the Backup Servicer

Page

ARTICLE I DEFINITIONS    1
Section 1.1.    Certain Defined Terms.    1
Section 1.2.    Other Terms    28
Section 1.3.    Computation of Time Periods    28
Section 1.4.    Interpretation    28
ARTICLE II THE LOAN FACILITY    29
Section 2.1.    Funding of the Advance    29
Section 2.2.    Grant of Security Interest; Acceptance by Collateral Agent    30
Section 2.3.    Procedures for Funding of Advances.    ~~31~~32
Section 2.4.    Determination of Interest and Other Amounts    32
Section 2.5.    Reduction of the Facility Limit; Repurchase    32
Section 2.6.    [Reserved].    ~~32~~33
Section 2.7.    Settlement Procedures.    ~~32~~33
Section 2.8.    Take-Out.    ~~34~~35
Section 2.9.    Collections and Allocations.    ~~36~~37
Section 2.10.    Payments, Computations, Etc.    ~~37~~38
Section 2.11.    [Reserved].    38
Section 2.12.    Fees.    38
Section 2.13.    Increased Costs; Capital Adequacy; Illegality.    ~~38~~39
Section 2.14.    Taxes.    ~~39~~40
Section 2.15.    Assignment of the Contribution Agreement    ~~40~~41
Section 2.16.    Servicer Clean-up Call.    41
Section 2.17.    LIBOR Inability.    ~~41~~42
ARTICLE III CONDITIONS TO THE CLOSING AND EACH FUNDING    44
Section 3.1.    Conditions to the Closing and the Initial Funding    44
Section 3.2.    Conditions Precedent To All Fundings    ~~44~~45
ARTICLE IV REPRESENTATIONS AND WARRANTIES    ~~46~~47
Section 4.1.    Representations and Warranties of the Borrower    ~~46~~47
Section 4.2.    Representations and Warranties of the Borrower Relating to the
Loans and the Related Contracts.    ~~51~~52

(continued)
Page
Section 4.3.    Representations and Warranties of the Servicer    ~~52~~53
Section 4.4.    Representations and Warranties of the Backup Servicer    ~~54~~55
Section 4.5.    Breach of Representations and Warranties.    55
ARTICLE V GENERAL COVENANTS    ~~56~~57
Section 5.1.    Affirmative Covenants of the Borrower    ~~56~~57
Section 5.2.    Negative Covenants of the Borrower    62
Section 5.3.    Covenant of the Borrower Relating to the Hedging Agreement    67
Section 5.4.    Affirmative Covenants of the Servicer    67
Section 5.5.    Negative Covenants of the Servicer    70
Section 5.6.    Negative Covenants of the Backup Servicer    ~~71~~72
ARTICLE VI ADMINISTRATION AND SERVICING OF CONTRACTS    72
Section 6.1.    Servicing.    72
Section 6.2.    Duties of the Servicer and Custodian.    ~~72~~73
Section 6.3.    Rights After Designation of Successor Servicer    76
Section 6.4.    Responsibilities of the Borrower    ~~76~~77
Section 6.5.    Reports.    77
Section 6.6.    Additional Representations and Warranties of Credit Acceptance
as Servicer    ~~78~~79
Section 6.7.    Establishment of the Accounts    ~~78~~79
Section 6.8.    Payment of Certain Expenses by Servicer    80
Section 6.9.    Annual Independent Public Accountant’s Servicing Reports    80
Section 6.10.    The Servicer Not to Resign    80
Section 6.11.    Servicer Termination Events    ~~80~~81
Section 6.12.    Appointment of Successor Servicer.    82
Section 6.13.    Responsibilities of the Borrower    83
Section 6.14.    Segregated Payment Account    ~~83~~84
Section 6.15    Dealer Collections Repurchase; Replacement of Dealer Loan with Related Purchased Loans    ~~83~~84
ARTICLE VII BACKUP SERVICER    84
Section 7.1.    Designation of the Backup Servicer    84
Section 7.2.    Duties of the Backup Servicer    ~~84~~85

(continued)
Page

Section 7.3.    Backup Servicing Compensation    ~~84~~85
ARTICLE VIII [Reserved]    85
ARTICLE IX SECURITY INTEREST    85
Section 9.1.    Security Agreement.    85
Section 9.2.    Release of Lien    85
Section 9.3.    Further Assurances    85
Section 9.4.    Remedies    85
Section 9.5.    Waiver of Certain Laws    ~~85~~86
Section 9.6.    Power of Attorney    86
ARTICLE X TERMINATION EVENTS    86
Section 10.1.    Termination Events    86
Section 10.2.    Remedies.    88
ARTICLE XI INDEMNIFICATION    89
Section 11.1.    Indemnities by the Borrower.    89
Section 11.2.    Indemnities by the Servicer.    91
Section 11.3.    After-Tax Basis    ~~91~~92
ARTICLE XII THE DEAL AGENT    ~~91~~92
Section 12.1.    Authorization and Action.    ~~91~~92
Section 12.2.    Delegation of Duties.    92
Section 12.3.    Exculpatory Provisions.    ~~92~~93
Section 12.4.    Reliance.    ~~93~~94
Section 12.5.    Non-Reliance on Deal Agent, Collateral Agent and The Lender    94
Section 12.6.    [Reserved].    ~~94~~95
Section 12.7.    Deal Agent and Collateral Agent in their Individual Capacities    ~~94~~95
Section 12.8.    Successor Deal Agent or Collateral Agent.    95
ARTICLE XIII ASSIGNMENTS; PARTICIPATIONS    ~~95~~96
Section 13.1.    Assignments and Participations.    ~~95~~96
ARTICLE XIV MISCELLANEOUS    98
Section 14.1.    Amendments and Waivers.    98
Section 14.2.    Notices, Etc.    99

(continued)
Page

Section 14.3.    Ratable Payments    99
Section 14.4.    No Waiver; Remedies    99
Section 14.5.    Binding Effect; Benefit of Agreement.    ~~99~~100
Section 14.6.    Term of this Agreement    ~~99~~100
Section 14.7.    Governing Law; Consent to Jurisdiction; Waiver of Objection
to Venue    ~~99~~100
Section 14.8.    Waiver of Jury Trial    100
Section 14.9.    Costs, Expenses and Taxes    100
Section 14.10.    No Petition.    101
Section 14.11.    Recourse Against Certain Parties    101
Section 14.12.    Protection of Right, Title and Interest in Collateral; Further Action Evidencing the Funding.    ~~101~~102
Section 14.13.    Confidentiality; Tax Treatment Disclosure.    ~~102~~103
Section 14.14.    Execution in Counterparts; Severability; Integration    104
Section 14.16.    USA Patriot Act    ~~104~~105

THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) is made as of September 15, 2014, among:

(1)CAC WAREHOUSE FUNDING LLC V, a Delaware limited liability company (the “Borrower”);

(2)CREDIT ACCEPTANCE CORPORATION, a Michigan corporation (“Credit Acceptance”, the “Originator”, the “Servicer” or the “Custodian”);

(3)FIFTH THIRD BANK, NATIONAL ASSOCIATION (“Fifth Third” or “Fifth Third Bank”), as the lender (the “Lender”), as deal agent (“Deal Agent”) and as collateral agent (the “Collateral Agent”); and

(4)SYSTEMS & SERVICES TECHNOLOGIES, INC., a Delaware corporation (the “Backup Servicer”).

IT IS AGREED as follows:

ARTICLE I DEFINITIONS

Section 1.1.    Certain Defined Terms.

(a)Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1.

(b)As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:

Account Control Agreement: Each agreement, in form and substance satisfactory to the Collateral Agent, among the Borrower, the Collateral Agent and Fifth Third Bank, that provides the Collateral Agent with control within the meaning of the UCC over the Collection Account and the Reserve Account.

Accrual Period: For any Payment Date, the calendar month immediately preceding such Payment Date.

Addition Date: (a) With respect to any Dealer Loan, the date on which such Dealer Loan is contributed or otherwise transferred by Credit Acceptance to the Borrower pursuant to the Contribution Agreement and (b) with respect to any Purchased Loan, the date on which such Purchased Loan is contributed or otherwise transferred by Credit Acceptance to the Borrower pursuant to the Contribution Agreement.

Additional Amount: Defined in Section 2.14(a).

Additional Loans: All Loans that become part of the Collateral after the Initial Funding.

before and after the Assumption Date.

Amendment No. 6 Effective Date: March 22, 2021.

Amortization Event: The occurrence of any of the following events: (i) on any Payment Date, the Weighted Average Spread Rate is less than 25.0%; (ii) a Reserve Advance is made, except if on the date of such Reserve Advance, the Capital is zero; (iii) Collections are less than 85.0% of Forecasted Collections for any two (2) consecutive Collection Periods; or (iv) the Commitment Termination Date.

Amortization Period: The period beginning on the earlier of (i) the occurrence of an Amortization Event, and (ii) the occurrence or declaration of the Termination Date, and ending on the Collection Date.

Applicable Law: For any Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, orders, or action of any Court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

Assignment and Acceptance: An assignment and acceptance entered into by the Lender and an Eligible Assignee, and accepted by the Deal Agent, in substantially the form of Exhibit B hereto.

Assumption Date: Defined in the Backup Servicing Agreement.

Authoritative Electronic Copy: With respect to any Contract stored in an electronic medium, the single electronic “authoritative copy” (within the meaning of Section 9-105 of the UCC) of such Contract (i) that constitutes the single authoritative copy of the record or records comprising the related chattel paper which is unique, identifiable and, except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) that identifies Credit Acceptance as the sole assignee thereof, (iii) that is communicated to and maintained by Credit Acceptance, (iv) copies or revisions to which that add or change an identified assignee thereof can only be made with the participation of Credit Acceptance, (v) for which any copy thereof is readily identifiable as a copy that is not the authoritative copy and (vi) for which any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

Available Funds: With respect to any Payment Date: (i) all amounts deposited in the Collection Account during the Collection Period (other than Dealer Collections and Repossession Expenses) that ended on the last day of the calendar month immediately preceding the calendar month in which such Payment Date occurs and investment earnings thereon; (ii) all Reserve Advances (which shall be applied in accordance with Section 2.7(c) hereof); (iii) all amounts paid by the Borrower pursuant to Section 4.5 hereof during or with respect to the prior Collection Period in respect of Ineligible Loans; (iv) amounts paid by the Borrower pursuant to Section 2.16 hereof; (v) all amounts paid under any Dealer Agreement; and (vi) any other funds on deposit in

Capped Servicing Fee: With respect to any Collection Period when the Backup Servicer has become the Servicer, the greater of (x) an amount equal to the product of (i) 10.00% and (ii) Collections received during such Collection Period (exclusive of amounts received under any Hedging Agreement) and (y) $5,000.

Carrying Costs: With respect to any Payment Date, the sum of amounts payable under Section 2.7(a)(iv)(A)-(C).

CECL Methodology: The current expected credit losses methodology for credit losses accounting under GAAP established under ASU 2016-13.

Certificate of Title: With regard to each Financed Vehicle (i) the original certificate of title relating thereto, or copies of correspondence and application made in accordance with applicable law to the appropriate state title registration agency, and all enclosures thereto, for issuance of its original certificate of title or (ii) if the appropriate state title registration agency issues a letter or other form of evidence of Lien (whether in paper or electronic) in lieu of a certificate of title, the original lien entry letter or form or copies of correspondence and application made in accordance with applicable law to such state title registration agency, and all enclosures thereto, for issuance of the original lien entry letter or form.

Change-in-Control: Any of the following:

(a)the creation or imposition of any Lien on any shares of membership interest of the Borrower;

(b)the failure by Originator to own all of the issued and outstanding membership interest of the Borrower.

Closed Pool: With respect to any Dealer Loan, a Pool as to which, pursuant to the terms of the related Dealer Agreement, no additional Dealer Loan Contracts may be allocated.

Closing Date: September 15, 2014.

Code: The United States Internal Revenue Code of 1986, as amended from time to time. Collateral: Defined in Section 2.2(a).
Collateral Agent: Fifth Third and its successors and permitted assigns.

Collection Account: ~~Defined in~~The account number xxxxxx8097 in the name of the Borrower at Fifth Third Bank, subject to an Account Control Agreement and established pursuant to Section 6.7(a).

Collection Date: The date following the Termination Date on which the Aggregate Unpaids have been reduced to zero and indefeasibly paid in full.

Collection Guidelines: With respect to Credit Acceptance, the policies of the Servicer, relating to the collection of amounts due on contracts for the sale of automobiles and/or light-duty the time it is pledged hereunder.

Potential Servicer Termination Event: Means any event which, with the giving of notice or passage of time or both, would become a Servicer Termination Event.

Prime Rate: The rate announced by Fifth Third from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Fifth Third in connection with extensions of credit to debtors.

Proceeds: With respect to any portion of the Collateral, all “proceeds” as such term is defined in Article 9 of the UCC, including, whatever is receivable or received when such portion of Collateral is sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating thereto.

Program Fee: As defined in the Fee Letter.

Program Fee Rate: On any day, the rate set forth in the Fee Letter as the “Program Fee
Rate.”

Purchase Agreement:    Each agreement between Credit Acceptance and any Dealer in substantially the form attached hereto as Exhibit P, together with any Dealer Collections Purchase Agreement.

Purchased Loan: A motor vehicle retail installment loan relating to the sale of a used automobile or light-duty truck originated by a Dealer, purchased by the Originator from such Dealer and evidenced by a Purchased Loan Contract; provided, however, that the term “Purchased Loan” shall, for purposes of this Agreement, include only those Purchased Loans identified from time to time on Schedule V hereto, and/or any Funding Notice, as amended from time to time in accordance herewith.

Purchased Loan Contract: Each motor vehicle retail installment sales contract, in substantially one of the forms attached hereto as Exhibit K, relating to a Purchased Loan.

~~Qualified Institution: Defined in Section 6.7(a).~~

Records: The Dealer Agreements, Contracts, Contract Files, certificates of title (and applications therefor) and all other documents, books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related contracts, records and other media for storage of information) in each case whether tangible or electronic that are maintained with respect to the Loans and the Contracts and the related Obligors.

Reference Bank: Any bank that furnishes information for purposes of determining the Adjusted LIBOR Rate.

Register: Defined in Section 13.1(c).

Repossession Expenses: For any Collection Period, any expenses payable pursuant to the terms of this Agreement, incurred by the Backup Servicer, if it has become the Successor Servicer, in connection with the liquidation or repossession of any Financed Vehicle, in an aggregate amount not to exceed the cash proceeds received by the Backup Servicer, if it has become the Successor Servicer, from the disposition of the Financed Vehicles.

Required Reserve Account Amount: With respect to any date of determination, an amount equal to the sum of (a) the product of (i) 1.0% and (ii) the Capital on such date (after the application of funds pursuant to Section 2.7 on the related Payment Date) plus (b) all amounts required to be maintained by the Borrower pursuant to Section 6.2(c)(ii) hereof); provided, however, the Required Reserve Account Amount shall at no time be less than $70,000 (unless the Capital is zero, in which case the Required Reserve Account Amount shall be zero).

Reserve Account: The ~~segregated~~ account ~~established at the Collateral Agent for the benefit of the Secured parties,~~number xxxxxx8105 in the name of the Borrower at Fifth Third Bank, subject to an Account Control Agreement and established pursuant to Section 6.7(a).

Reserve Advance: Defined in Section 2.7(c)(i).

Responsible Officer: As to any Person any officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

Retransfer Amount: Defined in Section 4.5(b).

Revolving Period: The period commencing on the Closing Date and ending on the day immediately preceding the first day of the Amortization Period.

S&P: S&P Global Ratings, and any successor thereto.

Secured Party: (i) The Collateral Agent, the Deal Agent and the Lender and (ii) each Hedge Counterparty that is either the Lender or an Affiliate of the Lender if that Affiliate that is a Hedge Counterparty executes a counterpart of this Agreement agreeing to be bound by the terms of this Agreement applicable to a Secured Party.

SEC: The United States Securities and Exchange Commission.

Securities Exchange Act: The Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

Servicer: Credit Acceptance, the Backup Servicer, if it has become the Successor Servicer, or any other Successor Servicer, appointed in accordance with the terms hereof as the Servicer of the Loans and Contracts.

Servicer Termination Event: Defined in Section 6.11.

Subsidiary: A corporation of which the Originator and/or its Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.

Successor Servicer: Defined in Section 6.12(a).

Take-Out: The release of certain Loans and the related Contracts from the Lien of this Agreement and the reduction of the Capital by at least $10,000,000 in connection with or in contemplation of a refinancing (which may take the form of a sale) of such Loans by the Borrower using an affiliated special purpose entity.

Take-Out Date: Defined in Section 2.8(a).

Take-Out Release: The release to be executed pursuant to Section 2.8 hereto, substantially in the form of Exhibit D hereto.

Taxes: Any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

Termination Date: The earlier of: (a) the date of the declaration of the Termination Date pursuant to Section 10.1, and (b) the date of termination of the Facility Limit pursuant to Section 2.5.

Termination Event: Defined in Section 10.1.

Transaction Documents: This Agreement, the Contribution Agreement, each Hedging Agreement, the Fee Letters, the Backup Servicing Agreement, the Account Control Agreements, and any additional document the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

Transition Expenses: If the Backup Servicer has become the Successor Servicer, the sum of: (i) reasonable costs and expenses incurred by the Backup Servicer in connection with its assumption of the servicing obligations hereunder, related to travel, Obligor welcome letters, freight and file shipping plus (ii) a boarding fee equal to the product of $7.50 and the number of Contracts to be serviced.

UCC: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

United States: The United States of America.

Unmatured Termination Event: Any event that, with the giving of notice or the lapse of time, or both, would become a Termination Event.

Unsatisfactory Audit: The occurrence of any audit exceptions resulting from any audit, inspection or review pursuant to Section 6.1(c), Section 6.2(e) or Section 6.9, which, in the reasonable judgment of the Deal Agent, would have a Material Adverse Effect on the ability of the

$1,000,000, and (y) in the case of any Incremental Funding, be in an amount equal to $1,000,000 or an integral multiple of $10,000 in excess thereof, (ii) specify the date of such Funding, and (iii) include a representation that all conditions precedent for a Funding described in Article III hereof have been met. Each Funding Notice shall be irrevocable.

i.Following receipt of such Funding Notice, the Lender will make the Advance. On the Funding Date, the Lender shall, upon satisfaction of the applicable conditions set forth in Article III, initiate a wire to the Borrower no later than 3:00 p.m. (New York time), at such bank or other location reasonably designated by Borrower in its Funding Notice given pursuant to this Section 2.3, an amount equal to the lesser of (A) the amount requested by the Borrower from the Lender for such Advance or (B) the excess of the Commitment over the Capital then outstanding.

ii.In no event shall the Lender be required on any date to make any Funding which would result in the Capital, determined after giving effect to such funding, exceeding the Commitment.

Section 2.4. Determination of Interest and Other Amounts. On each LIBOR Determination Date, the Lender shall determine and deliver to the Servicer the applicable LIBOR Rate with respect to the related Accrual Period. On or before each Determination Date, the Lender shall determine and deliver to the Servicer (i) the applicable Interest Rate and the Interest (including unpaid Interest, if any, due and payable on a prior Payment Date) to be paid by the Borrower on the related Payment Date, (ii) the Program Fee, the Facility Fee, any Breakage Costs, any Increased Costs and any Additional Amounts due in respect of the related Payment Date and any such amounts unpaid from any prior Payment Date.

Section 2.5. Reduction of the Facility Limit; Repurchase. The Borrower may, upon at least ten (10) Business Days’ notice to the Deal Agent, terminate in whole or reduce in part the portion of the Facility Limit that exceeds the aggregate Capital; provided, however, that each partial reduction of the Facility Limit shall be in an aggregate amount equal to $1,000,000 or an integral multiple thereof. Each notice of reduction or termination pursuant to this Section 2.5 shall be irrevocable.

Section 2.6.    [Reserved].

Section 2.7.    Settlement Procedures.

(a)On each Payment Date and on the Maturity Date, the Borrower (or, following its assumption of exclusive control of the Collection Account, the Collateral Agent) shall withdraw Available Funds and any Excess Reserve Amount (to be applied in accordance with Section 2.7(c)) and investment earnings on amounts on deposit in the Collection Account from the Collection Account and allocate and distribute such amounts to the applicable Person in the following order of priority:

(i)FIRST, to the Hedge Counterparty, an amount equal to any Hedge Costs (exclusive of termination payments) and any such Hedge Costs (exclusive of termination payments) unpaid from any prior Payment Date.

Revolving Period, other than Capital) until paid in full;

(xii)    TWELFTH, to the Borrower any remaining amounts.

a.One Business Day per calendar month, the date of which is to be chosen by the Borrower, the Borrower (or, following its assumption of exclusive control of the Collection Account, the Collateral Agent) shall, upon two Business Days’ prior written ~~request~~notice of the Borrower to the Collateral Agent, withdraw from the Collection Account an amount not to exceed the amount on deposit therein on the date of such request. The Borrower (or, following its assumption of exclusive control of the Collection Account, the Collateral Agent) shall distribute such amount to the Deal Agent for the account of the Lender, to be distributed by the Deal Agent to the Lender as a payment in reduction of Capital. Notwithstanding anything in this Section 2.7(b) to the contrary, the Borrower shall not be permitted (or, following its assumption of exclusive control of the Collection Account, the Collateral Agent shall not be required) to effect any such withdrawal or the Deal Agent make any such distribution until an Officer of the Servicer or a representative of the Servicer designated by a Responsible Officer of the Servicer has certified to the Collateral Agent and the Deal Agent in writing (which shall include electronic transmission) that it reasonably believes that at the end of the related Collection Period the sum of Available Funds and Excess Reserve Amount, after giving effect to such payment, will be greater than the amount needed to make the payments required pursuant to Section 2.7(a)(i) through (xi). Any such prepayment of principal shall include all accrued and unpaid Interest and any applicable Breakage Costs relating thereto.

b.(i) If on any Payment Date the amount paid pursuant to Section 2.7(a)(iv) and (v) is insufficient to cover all amounts due thereunder on such Payment Date the Borrower (or, following its assumption of exclusive control of the Reserve Account, the Collateral Agent) shall withdraw from the Reserve Account an amount equal to the lesser of such shortfall and the amount of funds on deposit in the Reserve Account (such withdrawal, a “Reserve Advance”) and deposit such amount to the Collection Account. The Borrower (or, following its assumption of exclusive control of the Collection Account, the Collateral Agent) shall pay such amount to the Deal Agent for payment to the Lender.

(ii) If on any Payment Date during the Amortization Period, the amount paid pursuant to Section 2.7(a)(vi) is insufficient to reduce Capital to zero, the Deal Agent, in its sole discretion, may direct the Borrower (or, following its assumption of exclusive control of the Reserve Account, the Collateral Agent) to withdraw any or all of the amount on deposit in the Reserve Account, and pay such amount to the Deal Agent, for payment to the Lender in respect of interest and principal and all other Aggregate Unpaids payable to the Lender at such time.

Section 2.8.    Take-Out.

(a) On any Business Day (the “Take-Out Date”), but subject to the limitations below (including those contained in clause (d) below), the Borrower shall have the right to effect a Take-Out and require the Collateral Agent to release its security interest and Lien on the related Contracts and Loans, subject to the following terms and conditions:

of doubt, that during the Revolving Period, the Borrower in its sole discretion may elect to pledge Dealer Loans secured by either Open Pools or Closed Pools In addition, each Loan shall have been underwritten in accordance with and satisfy, in each case in all material respects, the standards of any Credit Guidelines that have been established by the Borrower or the Originator and are then in effect.

(k)Taxes. The Borrower has filed or caused to be filed all tax returns that are required to be filed by it. The Borrower has paid or made adequate provisions for the payment of all material Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower), and no tax lien has been filed and, to the Borrower’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

(l)Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including, without limitation, the use of the proceeds from the pledge of the Collateral) will violate or result in a violation of Section 7 of the Securities Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the pledge of the Collateral will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purchase credit” within the meaning of Regulation U.

(m)Quality of Title. Each Loan, together with the Related Security related thereto, shall, at all times, be owned by the Borrower free and clear of any Lien except as provided in Section 4.2(a)(iii), and upon each Funding, the Collateral Agent as agent for the Secured Parties shall acquire a valid and perfected first priority security interest in such Loans, the Related Security related thereto and all Collections then existing or thereafter arising, free and clear of any Lien, except as provided in Section 4.2(a)(iii). No effective financing statement or other instrument similar in effect covering any Loan or Dealer Agreement shall at any time be on file in any recording office except such as may be filed (i) in favor of the Borrower in accordance with the Contribution Agreement or (ii) in favor of the Collateral Agent in accordance with this Agreement.

(n)Security Interest. The Borrower has granted a security interest (as defined in the UCC) to the Collateral Agent, as agent for the Secured Parties, in the Collateral, which is enforceable in accordance with applicable law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Collateral Agent as secured party and the Borrower as debtor, the Collateral Agent, as agent for the Secured Parties, shall have a first priority perfected security interest in the Collateral. All filings (including, without limitation, such UCC filings) as are necessary in any jurisdiction to perfect the interest of the Collateral Agent, as agent for the Secured Parties, in the Collateral have been made. The Collateral Agent has “control” (as defined in Section 9-104 of the UCC) over the Collection Account and the Reserve Account.

(o)Accuracy of Information. All information heretofore furnished by the Borrower (including without limitation, the Monthly Report and Credit Acceptance’s financial statements) to the Deal Agent, Collateral Agent or the Lender for purposes of or in connection with throughout such year (or in the case of a Successor Servicer which has been Servicer for less than one year, for so long as such Successor Servicer has been Servicer) and no Servicer Termination Event or potential Servicer Termination Event has occurred and is continuing (or if a Servicer Termination Event has so occurred and is continuing, specifying each such event, the nature and status thereof and the steps necessary to remedy such event, and, if a Servicer Termination Event or potential Servicer Termination Event occurred during such year and no notice thereof has been given to the Deal Agent and the Collateral Agent, specifying such Servicer Termination Event or potential Servicer Termination Event and the steps taken to remedy such event) (it being understood and agreed that the provision of any such notice shall in no event constitute or be deemed to constitute a waiver thereof for any purpose of this Agreement or any other Transaction Document).

Section 6.6. Additional Representations and Warranties of Credit Acceptance as Servicer. Credit Acceptance, in its capacity as Servicer, represents and warrants to the Collateral Agent, the Deal Agent and the Backup Servicer as of the Closing Date, the Effective Date and each day thereafter until the Collection Date, that the only material servicing computer systems and related software utilized by Credit Acceptance to service the Loans and Contracts are: (i) provided by Ontario Systems Corporation under an existing licensing agreement and related resource agreement, each of which may be amended from time to time, and (ii) the “loan servicing system” software developed by Credit Acceptance, which is owned by Credit Acceptance. Should Credit Acceptance or any of its Affiliates develop or implement computer software for servicing that is owned by or exclusively licensed to Credit Acceptance or an Affiliate and utilize such software in the servicing of the Loans and Contracts, the Collateral Agent shall be entitled to compel a license or sublicense for the benefit of the Collateral Agent or its designee of any such rights to the extent the Collateral Agent deems reasonably necessary and appropriate to assure that it or a duly appointed Successor Servicer would be able to continue to service the Loans and Contracts should that be required in accordance with the terms hereof.

Section 6.7.    Establishment of the Accounts.

(a)Establishment of the Collection Account and Reserve Account. The initial Servicer shall cause to be established, on or before the Closing Date, ~~and~~ maintained in the name of the ~~Collateral Agent as agent for the Secured Parties~~Borrower (and at the expense of the Borrower) at Fifth Third Bank and subject to, at all times following the Amendment No. 6 Effective Date, ~~with~~ an ~~office or branch of a depository institution or trust company acceptable to the Deal Agent (i) an account entitled “Collection Account for Fifth Third, as agent for~~Account Control Agreement (i) the ~~Secured Parties” (the “~~Collection Account~~”) and (ii) an account entitled “Reserve Account for Fifth Third” as agent for the Secured Parties (the “~~ and (ii) the Reserve Account~~”), in each case, over which the Collateral Agent as agent for the Secured Parties shall~~ have sole dominion and control and from which neither the Originator, the Servicer nor the Borrower shall have any right of withdrawal; provided, however, that at all times such depository institution or trust company shall be a depository institution organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) (A) that has either (1) a long-term unsecured debt rating of AA- or better by S&P and Aa3 or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of A-1 or better by S&P or P-1 or better by Moody’s, (B) the parent corporation which has either (1) a long-term unsecured debt rating of AA- or better by S&P and Aa3 or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of A-1 or better by S&P and P-1 or better by Moody’s or (C) is otherwise acceptable to the Deal Agent (it being understood that for purposes of this Section 6.7(a)(i)(C) Fifth Third shall always be a depositary institution acceptable to the Deal Agent) and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation (any such depository institution or trust company, a ~~“Qualified Institution”)~~.

a.Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of a Loan and such Collection was received by the Servicer in the form of a check or other form of payment that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any payment in respect of which a dishonored check or other form of payment is received shall be deemed not to have been paid.

b.Permitted Investments. Funds on deposit in the Collection Account and the Reserve Account ~~shall~~may be invested in Permitted Investments by or at the written direction of the Borrower, provided that if a Termination Event or Unmatured Termination Event shall have occurred, such investments ~~shall~~may be made as directed by the Collateral Agent. Absent written direction from the Borrower, any funds in such accounts shall remain uninvested (without any requirement or liability to pay for interest or earnings). Any such written directions shall specify the particular investment to be made and shall certify that such investment is ~~an~~a Permitted Investment and is permitted to be made under this Agreement. Funds on deposit in the Collection Account and the Reserve Account, if invested, shall be invested in Permitted Investments that will mature so that such funds will be available no later than the Business Day prior to the next Payment Date, except that in the case of funds representing Collections with respect to a succeeding Collection Period, such Permitted Investments may mature so that such funds will be available no later than the Business Day prior to the Payment Date for such Collection Period. No Permitted Investment may be liquidated or disposed of prior to its maturity. All proceeds of any Permitted Investment shall be deposited in the Collection Account or the Reserve Account, as applicable. Investments may be made in either account on any date (provided such investments mature in accordance herewith), only after giving effect to deposits to and withdrawals from such account on such date. Realized losses, if any, on amounts invested in Permitted Investments shall be charged against investment earnings on amounts on deposit in the Collection Account or the Reserve Account, as applicable.

Section 6.8. Payment of Certain Expenses by Servicer. Credit Acceptance will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of independent accountants, Taxes imposed on Credit Acceptance, expenses incurred in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The Borrower will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Collection Account, the Reserve Account and the Credit Acceptance Payment Account. Credit Acceptance shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee.

(o) Collections are less than 75.0% of Forecasted Collections for any three consecutive Collection Periods.

Section 10.2.    Remedies.

(a)Upon the occurrence of a Termination Event (other than a Termination Event described in Section 10.1(e)), the Deal Agent may, or at the direction of the Lender, shall by notice to the Borrower declare the Termination Date to have occurred.

(b)Upon the occurrence of a Termination Event described in Section 10.1(e), the Termination Date shall automatically occur.

(c)Upon any Termination Date that occurs following a Termination Event pursuant to this Section 10.2: (i) the rate on the Capital outstanding shall be equal to the applicable Interest Rate as described herein; (ii) the Deal Agent may, and shall at the direction of the Lender by delivery of a Servicer Termination Notice, terminate the Servicer; and (iii) the Deal Agent, may, and at the direction of the Lender, shall declare the entire outstanding principal amount of the Note be immediately due and payable. The Deal Agent, the Collateral Agent and the Secured Parties shall have, in addition to all other rights and remedies under this Agreement or otherwise (including, for the avoidance of doubt, the right to take exclusive control of the Collection Account and the Reserve Account), all other rights and remedies provided of a secured party under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.

(d)If the Note has been declared due and payable pursuant to Section 10.2(c), the Collateral Agent may institute proceedings to collect amounts due, exercise remedies as a secured party (including foreclosure or sale of the Collateral (and each of the parties hereto hereby acknowledges and agrees that any such sale may, in the sole discretion of the Deal Agent be on a servicer released basis)) or elect to maintain the Collateral and continue to apply the proceeds from the Collateral as if there had been no declaration of acceleration.

(e)Upon the declaration of the Termination Date, the Borrower may not request and no Lender shall be required to effect any Funding.

ARTICLE XI INDEMNIFICATION

Section 11.1.    Indemnities by the Borrower.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Deal Agent, the Backup Servicer, the Collateral Agent, the Successor Servicer, the Secured Parties, and each of their respective Affiliates and officers, directors, members, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party or other non-monetary damages of any such Indemnified Party any of them arising out of or as a result of this Agreement or the financing or maintenance of the Capital or in respect of any Loan or any Contract, excluding, however, (a) Indemnified Amounts to